Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made and entered into as of this 22nd day of September, 2005 by and among Airborne, Inc., a New York corporation ("Target"), John H. Dow and Daphne Dow, each an individual (the "Shareholders"), and FBO Air, Inc., a Nevada corporation ("Buyer").

                                    RECITALS

      A. Target is engaged in the business of executive jet management at the Elmira/Corning Regional Airport;

      B. Each Shareholder owns ten thousand (10,000) shares of common stock, no par value, of Target, which represents one hundred percent (100%) of the issued and outstanding shares of capital stock of Target (collectively, the "Target Shares"); and

      C. The Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, the Target Shares in accordance with the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

      "Affiliate" with respect to any person shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

      "Ancilliary Agreements" shall mean the Dow Employment Agreement, the Lease Agreement and any other agreement executed in connection with the consummation of the transactions contemplated by this Agreement.

      "Books and Records" shall mean all files, documents, instruments, papers, books and records of Target or the Shareholders relating to Target, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

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      "Business Day" shall mean any day other than Saturday, Sunday or any other day on which national banks are permitted to close in New York, New York under applicable law and are closed.

      "Buyer Disclosure Schedules" shall mean the schedules of exceptions and other disclosures attached hereto as of the date hereof or otherwise delivered by Buyer to the Shareholders.

      "Claim Notice" shall mean written notification pursuant to Section 10.3(a) hereof of a Third Party Claim as to which indemnity under Section 10.1 or 10.2 hereof is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnified Party.

      "Closing Date" shall be the date on which the transactions contemplated hereby are consummated, as set forth in Section 2.3 hereof.

      "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

      "Contract" shall mean any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

      "Dow Employment Agreement" shall mean the Employment Agreement dated as of the Closing Date by and between Target and John H.Dow in the form of Exhibit A hereto.

      "Elmira Facility" the parcel of real property commonly known as 236 Sing Sing Road, Horseheads, New York 14845

      "Environmental Laws" shall mean any Laws pertaining to health or the environment, as in effect on the date hereof and the Closing Date, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.), as amended (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated thereunder, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.ss.6901 et seq., as amended), and regulations promulgated thereunder, and (iii) other Laws applicable to Target's assets or operations that concern, affect, control or in any way relate to, whether in whole or in part, asbestos or polychlorinated biphenyls, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Excluded Assets" shall mean certain miscellaneous personal furnishings of John H. Dow's office at 236 Sing Sing Road, Horseheads, New York 14845.

      "FAA" shall mean the United States Federal Aviation Administration.

      "FBO Air Stock" shall mean the Common Stock, $0.001 par value, of Buyer.

      "Governmental Authority" shall mean any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive legislative or judicial in nature, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality thereof.

      "Hazardous Materials" shall mean and include ethylene oxide, any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance or pollutant as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Hazardous Materials Transportation Act or any other Law, whether existing as of the date hereof or previously enforced pertaining to environmental or health and safety matters.

      "Indebtedness" of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

      "Indemnified Party" shall mean any Person claiming indemnification under any provision of Article 10 hereof.

      "Indemnifying Party" shall mean any Person against whom a claim for indemnification is being asserted under any provision of Article 10 hereof.

      "Indemnity Notice" shall mean written notification pursuant to Section 10.2(c) hereof of a claim for indemnity under Article 10 hereof by an Indemnified Party, specifying the nature of, and the basis for, such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, if determinable, determined in good faith, of such claim; provided, however, that the failure to determine or determine adequately the amount or estimated amount of any claim shall in no way limit the rights of an Indemnified Party pursuant to Article 10 hereof.

      "Intellectual Property" shall be defined as (a) all knowhow, show-how, confidential or proprietary information, trade secrets, designs, processes, computer software or databases, research in progress, inventions or invention disclosures (whether patentable or unpatentable) and drawings, schematics, blueprints, flow sheets, designs and models ("Trade Secrets"); (b) all copyrights, copyright registrations, copyrights mask works and copyright applications (the "Copyrights"); (c) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures (the "Patents"); and (d) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof (the "Trademarks").

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

      "IRS" shall mean the Internal Revenue Service of the United States Department of the Treasury.

      "Knowledge" of Target or any similar phrase shall mean, with respect to any fact or matter, the actual knowledge of either of the Shareholders and the directors and executive officers of Target and any other employee of Target with a title of Vice President or above, together with such knowledge that the Shareholders and such directors, executive officers or other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

      "Law" shall mean any federal, state, local, foreign, or other law, ordinance, rule, regulation, or requirement or restriction of any Governmental Authority of any kind, including any rules, regulations and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

      "Lease Agreement" shall mean the lease agreement dated as of the Closing Date by and between the Shareholders, as Lessor, and Buyer (or a wholly-owned subsidiary of Buyer), as Lessee, relating to the rental and occupancy of the Elmira Facility in the form of Exhibit B hereto.

      "Liabilities" shall mean all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

      "Licenses" shall mean all licenses, franchises, permits, certificates and other authorizations issued by any Governmental Authority which permit a Person to conduct such Person's business or operations.

      "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract creating any of the foregoing.

      "Loss" shall mean any and all damages, fines, fees, Taxes, penalties, deficiencies, diminution in value of investment, losses and expenses, including, without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include, without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

      "Material Adverse Effect" shall mean a material adverse effect on the applicable party's business, operations, condition (financial or otherwise), results of operations, assets or prospects in consideration of all relevant facts and circumstances.

      "Option" with respect to any Person shall mean any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including, without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

      "Ordinary Course of Business" shall mean the usual and customary way in which the applicable party has conducted its business in the past.

      "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization, Governmental Authority or other entity.

      "Plan" shall mean any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      "Resolution Period" shall mean the period ending thirty (30) calendar days following receipt by an Indemnified Party of a notice from the Indemnifying Party disputing the claim described in an Indemnity Notice.

      "Securities Act" shall mean the Securities Act of 1933, as amended. "SEC" shall mean the United States Securities and Exchange Commission.

      "Target Balance Sheet" shall mean the latest balance sheet included in the Target Financing Statements furnished to Buyer as contemplated in Section 3.9 hereof. "Target Balance Sheet Date" shall mean July 31, 2005.

      "Target Disclosure Schedules" shall mean the schedules of exceptions and other disclosures attached hereto as of the date hereof or otherwise delivered by Target and the Shareholders to Buyer.

      "Tax" shall mean (a) any and all taxes, fees, levies, duties, tariffs, imports and other charges of any kind imposed by any Governmental Authority, including, without limitation, taxes or other charges on, measured by, or with respect to, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and custom's duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (c) any liability for the payment of any amounts of the type described in (a) as a result of being a Person required by Law to withhold or collect taxes imposed on another Person; (d) any liability for the payment of amounts of the type described in (a), (b), or (c) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (e) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (a), (b), (c) or (d).

      "Tax Return" shall mean any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to, or in connection with, the calculation, determination, assessment or collection of any Taxes.

      "Transaction Expenses" shall mean all costs and expenses incurred in connection with the transactions contemplated herein, including, but not limited to, attorneys' and accountants' fees (including the amount of fees of any brokers, financial advisors, other advisors, investment bankers or finders).

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

      2.1 Purchase and Sale of Target Shares. Upon the terms and conditions set forth herein, at the Closing, the Shareholders shall sell, transfer and deliver to Buyer, and Buyer shall purchase from the Shareholders, all of the Target Shares, free and clear of all Liens.

      2.2 Purchase Price. The aggregate purchase price ("Purchase Price") for the Target Shares and the covenants of John Dow set forth in Section 5.15 hereof is:

            (a) One Million Four Hundred Thousand Dollars ($1,400,000), at the Closing, payable by check or in cash by wire transfer of funds to such account as the Shareholders may reasonably direct by written notice delivered to Buyer by the Shareholders at least three (3) Business Days prior to the Closing Date (the "Cash Consideration"); and

            (b) 2,333,334 shares (the "FBO Air Shares") of the FBO Air Stock, at the Closing, by Buyer delivering to the Shareholders certificates, registered in the names of the Shareholders, evidencing the FBO Air Shares, 1,116,667 shares to John H. Dow and 1,116,667 shares to Daphne Dow.

      2.3 Closing. The closing (the "Closing") of the transactions contemplated herein shall take place at the offices of Wachtel & Masyr, LLP, 110 East 59th Street, New York 10022, at 10:00 A.M. on the third Business Day following the date on which the last of the unsatisfied or unwaived conditions set forth in Articles 7 and 8 hereof has been satisfied or waived (other than those conditions contemplated to be satisfied at, or only capable of being satisfied at, the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as is agreed in writing by the parties hereto. At the Closing, Buyer and the Shareholders shall cause the following to occur:

            (a) Stock Certificates. The Shareholders shall deliver to Buyer stock certificates evidencing the Target Shares, free and clear of any and all Liens, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, together with evidence of payment of applicable stock transfer taxes and any other documents and instruments satisfactory in form and substance to Buyer and its counsel, as shall be necessary or appropriate to warrant and vest in Buyer good and marketable right, title and interest in and to all shares of Target Shares.

            (b) Initial Purchase Price. Against delivery of such certificates evidencing all of the Target Shares, Buyer shall deliver the Purchase Price by delivering, in accordance with Section 2.2 hereof, to the Shareholders the Cash Consideration and the FBO Air Shares.

            (c) Dow Employment Agreement. Buyer, Target and John Dow shall execute and deliver the Dow Employment Agreement.

            (d) Lease Agreement. The Shareholders, as Lessor, and Target, as Lessee, shall execute and deliver the Lease Agreement.

            (e) Other Actions and Deliveries. Prior to or at the Closing, each of the Shareholders, Target and Buyer shall take all such other actions required to be taken, and deliver all other documents, certificates, and other items required to be delivered, on his or its part, including without limitation, delivering the documents and satisfying the conditions set forth in Articles 7 and 8 hereof. All such documents and instruments delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and his or its counsel.

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF TARGET AND SHAREHOLDERS

      Target and the Shareholders, jointly and severally, represent and warrant to Buyer that, except as may be set forth in the Target Disclosure Schedules, the following are true and correct as of the date hereof:

      3.1 Organization and Good Standing; Qualification. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to carry on the business in which it is engaged, to own, use and lease its properties, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Target is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Target does not own or control, directly or indirectly, any interest in any other Person.

      3.2 Capitalization. The authorized capital stock of Target consists only of twenty thousand (20,000) shares of common stock, no par value (the "Target Common Stock"). The only issued and outstanding shares of the Target Common Stock are the Target Shares. The Shareholders own the Target Shares free and clear of all Liens. All of the Target Shares have been duly authorized and legally and validly issued and are fully paid and nonassessable, and the issuance thereof was in compliance with all applicable Laws. No shares of the Target Common Stock are owned by Target in treasury. No shares of the Target Common Stock have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any Person or in violation of any Contract to which any Shareholder or Target is a party. Target does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter. The delivery of the certificates representing the Target Shares purchased hereunder to Buyer will transfer to Buyer good and valid title to the Target Shares, free and clear of all Liens.

      3.3 Transactions in Capital Stock. There are no Options with respect to any securities of Target, and no Option which obligates Target to issue any of its authorized but unissued capital stock. Target has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

      3.4 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Target or any of its Affiliates other than in the Ordinary Course of Business within the two (2) years preceding the date of this Agreement.

      3.5 Corporate Records. The copies of the Certificate of Incorporation and Bylaws, and all amendments thereto, of Target that have been delivered or made available to Buyer are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of Target, copies of which have been delivered or made available to Buyer, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the Shareholderss of Target since its formation.

      3.6 Authorization and Validity. The execution, delivery and performance by Target and the Shareholders of this Agreement and the Ancillary Agreements to which any of them is a party and the consummation by Target and the Shareholders of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Target and the shareholders of Target, and no other action on the part of Target or the Shareholders is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by each of them of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Target or any of the Shareholders is a party have been duly and validly executed and delivered by each of Target and the Shareholders, respectively, and constitute legal, valid, and binding obligations of Target and the Shareholders, enforceable against Target and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Target and each of the Shareholders has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which Target or any of the Shareholders is a party and to perform its, his or her obligations under this Agreement and such Ancillary Agreements.

      3.7 No Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which Target or either of the Shareholders is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Target, (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Target or either of the Shareholders to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, any Contract to which Target or either of the Shareholders is a party or to which any of their respective assets are subject, Except as set forth on Schedule 3.7 of the Target Disclosure Schedules, (c) result in the creation or imposition of any Lien upon any of the assets of Target or either of the Shareholders or (d) violate or conflict with any Law.

      3.8 Governmental Authorities; Third Party Consents. Except as set forth on
Schedule 3.8 of the Target Disclosure Schedules, neither Target nor the Shareholders is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it or him, respectively, of this Agreement or any of the Ancillary Agreements to which it or he is a party or the consummation of the transactions contemplated hereby or thereby, and no approval or authorization of any Governmental Authority or any other Person is required to be obtained by Target or the Shareholders in connection with their execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which it or he is a party or the consummation of the transactions contemplated hereby or thereby.

      3.9 Financial Statements. Target has furnished to Buyer a true and complete copy of its unaudited balance sheet as of July 31, 2005 (the "Target Balance Sheet"). The Target Balance Sheet fairly and accurately present the financial condition of Target as of the date indicated.

      3.10 Liabilities and Obligations. Except as reflected or reserved against in the Target Balance Sheet, or disclosed in Section 3.10 of the Target Disclosure Schedules there are no Liabilities of, relating to or affecting Target, except for Liabilities incurred in the Ordinary Course of Business since the Target Balance Sheet Date. Except as set forth in the Target Balance Sheet or disclosed in the Target Disclosure Schedules for the period following the Target Balance Sheet Date, Target is not obligated in any way to provide funds in connection with any guarantee of, or to assume, any debt, obligation or dividend of any other Person. There exists no valid basis for the assertion of any other claims against it or any other Liabilities of any nature or for any amount, except as may arise in connection with Liabilities incurred in the Ordinary Course of Business which do not exceed $10,000 in the aggregate.

      3.11 Receivables. All accounts receivable of Target represent valid obligations arising from sales actually made, services actually performed, or value actually given. Such accounts receivable are subject to no contest, claim or right of setoff other than returns and credits in the Ordinary Course of Business. All accounts receivable are collectable in full without any set-off within 75-90 days after the Closing Date. Section 3.11 of the Target Disclosure Schedules sets forth a 30/60/90 day aging summary of accounts receivable as of the month end prior to the date of this Agreement.

      3.12 Payables. All accounts payable of Target represent valid obligations arising from purchases actually made, services actually delivered, or value actually received, and were in each case incurred in the Ordinary Course of Business. Such accounts payable represent the total amounts due to the respective payee for the product or service to which they correspond. Section
3.12 of the Target Disclosure Schedules sets forth a 30/60/90 day aging summary of accounts payable as of the month end prior to the date of this Agreement.

      3.13 Employee Matters.

            (a) Cash Compensation. Section 3.13(a) of the Target Disclosure Schedules contains a complete and accurate list of the names, titles and annual cash compensation as of July 31, 2005, including, without limitation, wages, salaries, bonuses (discretionary and formula) and other cash compensation of all employees of Target, and the amounts paid to each independent contractor of Target, together with a description of the material terms of any such independent contractor's agreement or relationship with Target, during the last twelve (12) months. In addition, Section 3.13(a) of the Target Disclosure Schedules contain a complete and accurate description of (i) all increases in cash compensation of employees of Target during the current fiscal year and the immediately preceding fiscal year and (ii) any promised increases in cash compensation of employees and/or independent contractors of Target that have not yet been effected.

            (b) Compensation Plans. Section 3.13(b) of the Target Disclosure Schedules contains a complete and accurate list of all compensation plans, arrangements or practices (the "Target Compensation Plans") sponsored by Target or to which Target contributes on behalf of its employees. The Target Compensation Plans include, without limitation, all plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Target has provided or made available to Buyer a copy of each written Target Compensation Plan and a written description of each unwritten Target Compensation Plan. Each of the Target Compensation Plans can be terminated or amended at will by Target.

            (c) Employment Agreements. Except as set forth in Section 3.13(c) of the Target Disclosure Schedules, Target is not a party to any employment agreement (the "Target Employment Agreement") with respect to any of its employees. Target Employment Agreements include, without limitation, employee leasing agreements, employee services agreements and non-competition agreements.

            (d) Employee Policies and Procedures. Section 3.13(d) of the Target Disclosure Schedules contain a complete and accurate list of all employee manuals and all material policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of Target. Target has provided or made available to Buyer a copy of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

            (e) Unwritten Amendments. No material unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans or Employee Policies and Procedures.

            (f) Labor Compliance. Target has been and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and Target has withheld all amounts required to be withheld from wages, salaries, and commissions. Target is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Target has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. There are no
(i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the Knowledge of Target, threatened against Target before any Governmental Authority (nor does any valid basis therefor exist),
(ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Target (nor does any valid basis therefor exist) and (iii) to the Knowledge of Target, material controversies between Target, on the one hand, and any employee or consultant of Target, on the other hand.

            (g) Unions. Target has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Target are represented by any union, labor organization or collective bargaining unit. None of the employees of Target has threatened to organize or join a union, labor organization or collective bargaining unit.

            (h) Aliens. All employees of Target are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

      3.14 Employee Benefit Plans.

            (a) Identification. Section 3.14(a) of the Target Disclosure Schedules contains a complete and accurate list of all Plans sponsored by or to which contributions have at any time been made by Target (or any predecessor of Target) or under which any employee, former employee, director, agent or independent contractor of Target or any beneficiary thereof is covered, eligible for coverage or has rights (the "Target Benefit Plans"). Target has provided or made available to Buyer copies of all Target Benefit Plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Target Benefit Plans. In addition, Target has provided or made available to Buyer a written description of all existing practices engaged in by Target that constitute Target Benefit Plans. Subject to the requirements of the Code and ERISA, each of the Target Benefit Plans can be terminated or amended at will by Target. No unwritten amendment exists with respect to any Target Benefit Plan.

            (b) Administration. Each Target Benefit Plan has been administered and maintained in all material respects in compliance with all applicable Laws. Target has made all necessary filings, reports and disclosures with respect to all applicable Target Benefit Plans.

            (c) Examinations. Target has not received any notice that any Target Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any Governmental Authority.

            (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA) have occurred with respect to any Target Benefit Plan.

            (e) Claims and Litigation. No pending or threatened, claims, suits or other proceedings exist with respect to any Target Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

            (f) Qualification. Target does not sponsor any Target Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501 (a) of the Code.

            (g) Funding Status. Target does not sponsor any Target Benefit Plan which is subject to the funding requirement of Section 412 of the Code. Target is not a member of a controlled group within the meaning of Section 412(n)(6)(B) of the Code (a "Controlled Group"). Target does not sponsor any Target Benefit Plan described in Section 501(c)(9) of the Code.

            (h) Excise Taxes. Neither Target nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Target Benefit Plan under applicable provisions of the Code or ERISA.

            (i) Multiemployer Plans. Target is not and has never been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

            (j) Pension Benefit Guaranty Corporation. None of the Target Benefit Plans is subject to the requirements of Title IV of ERISA.

            (k) Retirees. Target has no obligation or commitment to provide medical, dental or life insurance benefits to, or on behalf of, any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and Sections 601 through 608 of ERISA.

            (l) Severance. No benefit, bonus or other consideration under any Target Benefit Plan or any Target Employment Agreement, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

            (m) Legal Proceedings. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of Target, threatened against, or with respect to, any Target Benefit Plan and there are no facts or circumstances known to either of the Shareholders or Target that could reasonably be expected to give rise to any such suit, action or other litigation.

            (n) Contributions. All contributions to Target Benefit Plans that were required to be made under such Target Benefit Plans have been made, and all benefits accrued under any unfunded Target Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Target Benefit Plans are as disclosed in Section 3.14(n) of the Target Disclosure Schedules, and Target has performed all material obligations required to be performed under all Target Benefit Plans.

      3.15 Absence of Certain Changes. Except as set forth in Section 3.15 of the Target Disclosure Schedules, since the Target Balance Sheet Date, Target has conducted its operations in the Ordinary Course of Business and there has not been any change, event, development or occurrence which, individually or together with other such changes, events, developments or occurrences, has had or could reasonably expected to have a Material Adverse Effect, whether or not caused by any deliberate act or omission of Target or the Shareholders. In addition, without limiting the foregoing, since the Target Balance Sheet Date, Target has not:

            (a) contracted for the purchase of any capital asset having a cost in excess of $5,000 or made any single capital expenditure in excess of $5,000;

            (b) incurred any Indebtedness (other than short-term borrowing in the Ordinary Course of Business), or issued or sold any debt securities;

            (c) incurred or discharged any material liabilities or obligations except in the Ordinary Course of Business, provided that Target's Liabilities shall not exceed the amount set forth in the Target Balance Sheet;

            (d) paid any amount on any indebtedness prior to the due date except in the Ordinary Course of Business, forgiven or canceled any claims or any debt in excess of $5,000, or released or waived any rights or claims except in the Ordinary Course of Business;

            (e) mortgaged, pledged or subjected to any Lien any of its properties or assets (other than statutory liens arising in the Ordinary Course of Business or other liens that do not materially detract from the value or interfere with the use of such properties or assets);

            (f) suffered any material damage or destruction to or loss of any assets (whether or not covered by insurance);

            (g) acquired or disposed of any assets having an aggregate value in excess of $5,000, except in the Ordinary Course of Business;

            (h) written up or written down the carrying value of any of its assets, other than accounts receivable in the Ordinary Course of Business;

            (i) changed the costing system or depreciation methods of accounting for its assets in any material respect;

            (j) lost or terminated any key employee, material customer or material supplier;

            (k) increased the compensation of any director, officer, employee or consultant of Target (except for increases in the Ordinary Course of Business consistent with past practice) or hired any new officer, employee or consultant who is expected to receive annualized compensation of at least $15,000;

            (l) made any payments to or loaned any money to any employee, officer, director or Shareholder (including bonuses), other than periodic salary payments in the Ordinary Course of Business;

            (m) formed or acquired or disposed of any interest in any Person;

            (n) redeemed, purchased or otherwise acquired, or issued, sold or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or changed or agreed to change the terms and conditions of any such capital stock, securities or rights;

            (o) entered into any agreement providing for total payments by Target in excess of $5,000 in any twelve (12)-month period with any Person or group, or modified or amended in any material respect, terminated (partially or completely) or granted a waiver or consent with respect to any such existing agreement, except in the Ordinary Course of Business;

            (p) entered into, adopted or amended any Target Benefit Plan, except as contemplated hereby;

            (q) entered into any other commitment or transaction or experienced any other event that would materially interfere with its performance under this Agreement or any other agreements or document executed or to be executed pursuant to this Agreement; or

            (r) declared, set aside or paid any dividend or distribution in respect of the Target Common Stock; or

            (s) entered into any transaction by Target with any officer, director, shareholder or Affiliate of Target or the Shareholders, other than pursuant to any Target Employment Agreement listed pursuant to
      Section 3.13(a) of the Target Disclosure Schedules; or

            (t) entered into of an agreement to do or engage in any of the foregoing.

      3.16 Title; Leased Assets.

            (a) Real Property. Target does not own any interest in real property. Section 3.16(a) of the Target Disclosure Schedules contains a true and correct list of each parcel of real property leased (as lessor or lessee) by Target (the "Facility Real Property"; and the related leases are referred to herein as, the "Real Property Leases"). The Facility Real Property constitutes the only real property necessary for the conduct of Target's business. Target has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the real properties leased by it for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto, and there is no, nor has Target received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Target and the Shareholders have delivered to Buyer prior to the execution of this Agreement true and complete copies of all Real Property Leases (including any amendments and renewal letters).

            (b) Personal Property. Target is in possession of, and has good, valid and marketable title to, or has valid leasehold interests in, or has valid rights under Contract to use, all the personal property used in the conduct of its business, including all personal property that is reflected in the Target Balance Sheet and personal property acquired since the Balance Sheet Date other than property disposed of since such date in the Ordinary Course of Business (collectively, the "Target Personal Property"). The Target Personal Property constitutes the only personal property necessary for the conduct of Target's business. The Target Personal Property owned by Target is free and clear of all Liens, other than statutory liens arising in the Ordinary Course of Business or other liens that do not materially detract from the value of, or interfere with the use of, the Target Personal Property and is adequate and suitable for the conduct of Target's business as currently conducted. The Excluded Assets are not, individually or in the aggregate, material to the operation of the business, and the Excluded Assets have an aggregate fair market value below $10,000.

            (c) Aircraft. Section 3.16(c) of the Target Disclosure Schedules contain a complete and accurate list of all aircraft owned by the Target ("Target Aircraft"). The Target Aircraft are lawfully registered in the name of Target with the FAA, Target is the sole owner of the Target Aircraft and has good and marketable title thereto, free and clear of Liens.

            (d) Leases. Section 3.16(d) of the Target Disclosure Schedules set forth a list and brief description of all leases of personal property involving rental payments within any twelve (12)-month period in excess of $5,000, in either case to which Target is a party, either as lessor or lessee. All such leases are legal, valid and binding agreements of the parties thereto, enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies, and there are no defaults thereunder. Target has delivered or made available to Buyer true, correct and complete copies of all such leases.

            (e) Condition. All of the Target Personal Property is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Law, and Target has no actual knowledge of any latent defects therein. The Facility Real Property and all premises and fixtures therein are in good working order and condition and capable of passing all inspections necessary to conduct the business of Target as currently conducted. Each of the Target Aircraft is in good working order and repair, equipped and in the condition as inspected, in an airworthy condition with a United States certificate of airworthiness, with all systems functioning in accordance with the manufacturer's specifications, free of corrosion or material damage history, and with all required maintenance, airworthiness directives, and mandatory service bulletins (or equivalent) completed to the Closing Date, without deferments or extensions. All Target Aircraft airworthiness discrepancies and mutually-agreed to discrepancies shall have been corrected at Target's expense and reflected in the Target Balance Sheet. Warranties and engine, airframe, and avionics maintenance programs (if any) shall be fully paid to the Closing Date. Each of the Target Aircraft has been maintained by Target according to all applicable FAA requirements and has a complete set of airframe and engine logbooks, each of which are complete and accurately reflect all work and maintenance performed on the Target Aircraft. Target is not aware of any fact or circumstance which would have an adverse effect on the airworthiness of any Target Aircraft.

            (f) Assets Used by Target. Other than Target and lessors of leased Personal Property (solely to the extent of their interest in such leased Personal Property), no Person has any interest in any equipment or other assets or properties used by Target. Without limiting the foregoing, neither the Shareholders nor any of his Affiliates has any interest in any equipment or other assets or properties used in the businesses of Target except for the contemplated transfer of the Elmira Facility.

      3.17 Commitments.

            (a) Commitments; Defaults. Any of the following to which Target is a party or is bound by, or to which any of the Target Shares are subject, or by which the assets or the business of Target are bound, whether or not in writing, are listed in Section 3.17(a) of the Target Disclosure Schedules (collectively "Target Commitments"):

            (i) any partnership, joint venture, shareholders' or similar agreement;

            (ii) any guaranty or suretyship, indemnification or contribution agreement or performance bond;

            (iii) any debt instrument, loan agreement or other obligation relating to Indebtedness or money lent or to be lent to another;

            (iv) any Contract to purchase real property;

            (v) any Contract with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any twelve (12)-month period in excess of $5,000 and which is not terminable on thirty (30) days' notice or without penalty;

            (vi) any Contract relating to any material matter or transaction in which an interest is held by a Person that is an Affiliate of Target or the Shareholders;

            (vii) any Contract for the acquisition of services, supplies, equipment, inventory, fixtures or other property involving more than $5,000 individually or $25,000 in the aggregate;

            (viii) any powers of attorney;

            (ix) any Contracts containing non-competition covenants;

            (x) any Contract providing for the purchase from a supplier of all or substantially all of the requirements of Target of a particular product or service;

            (xi) all Contracts that (A) limit or contain restrictions on the ability of Target to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets or to change the lines of business in which it participates or engages, (B) require Target to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require Target to maintain insurance in certain amounts or with certain coverages;

            (xii) all Contracts with customers or that commit Target to provide services involving total payments within any twelve (12)-month period in excess of $5,000; or

            (xiii) any other agreement or commitment not made in the Ordinary Course of Business or that is material to the business, operations, condition (financial or otherwise) or results of operations of Target.

            (b) True, correct and complete copies of all written Target Commitments, and true, correct and complete written descriptions of all oral Target Commitments, have heretofore been delivered or made available to Buyer. There are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Target or, to Target's Knowledge, any other party to a Target Commitment, and no penalties have been incurred nor are amendments pending with respect to the Target Commitments. The Target Commitments are in full force and effect and are valid and enforceable obligations of Target and, to Target's Knowledge, the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to Target's Knowledge, may be made by any party thereto (other than Target), nor has Target waived any rights thereunder.

      3.18 Licenses. Target possesses all necessary Licenses for the conduct of Target's business as now conducted. Section 3.18 of the Target Disclosure Schedules sets forth a list and brief description of all Licenses to which Target is a party. All such Licenses are legal, valid and binding agreements of Target and the related Governmental Authority, enforceable in accordance with their respective terms and there are no defaults (or events or circumstances that with the giving of notice, lapse of time or both would constitute defaults) thereunder. Target has delivered or made available to Buyer true, correct and complete copies of all such Licenses. The transactions comtemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded by any such Licenses.

      3.19 No Cancellation or Termination of Commitment. Neither Target nor either Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment; and neither Target nor either of the Shareholders currently contemplates, or has received notice that any other Person currently contemplates, any amendment or change to any Commitment.

      3.20 Insurance. Target carries property, liability, workers' compensation and such other types of insurance pursuant to the insurance policies listed and briefly described in Section 3.20 of the Target Disclosure Schedules (collectively, the "Insurance Policies" and each individually, an "Insurance Policy"). The Insurance Policies (i) in light of the business and properties of Target are in amounts and have coverages that are reasonable and customary for Persons engaged in such business and having such properties and (ii) are in amounts and have coverages as required by any Contract to which Target is a party or by which any of its properties are bound. The insurance coverage provided by the Insurance Policies will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. The Insurance Policies are all of the insurance policies relating to the business of Target. All of the Insurance Policies are legal, valid, binding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies, and all premiums due thereunder have been paid when due. All Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided or made available to Buyer. Neither Target nor either of the Shareholders has received any notice or other communication from any issuer of any Insurance Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims against any Insurance Policy, or, if there are any outstanding claims, Target has given all notices or has presented all potential or actual claims under any Insurance Policy in due and timely fashion. The Target Disclosure Schedules set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Target during the immediately preceding five-year period. Neither Target nor the Shareholders has received notice that any insurer under any Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

      3.21 Intellectual Property.

            (a) Section 3.21 of the Target Disclosure Schedules contain a complete and accurate list of all of Target's Copyrights, Patents and Trademarks, with the source or method of intellectual property protection utilized or relied upon by Target with respect to each such item of Intellectual Property set forth thereon. Target owns all right, title and interest in and to all Intellectual Property owned by it, and holds valid licenses for all third-party owned Intellectual Property used by it, each as may be necessary for the conduct of the business of Target, in each free and clear of all Liens.

            (b) Target has not, as of and since the date upon which it acquired rights in or to any Intellectual Property, except in the Ordinary Course of Business in connection with the distribution of its products and sales to end users, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any such Intellectual Property to any third party, (ii) entered into any license, franchise or other agreement with respect to any such Intellectual Property with any third person, or (iii) otherwise encumbered any such Intellectual Property.

            (c) The conduct of the business of Target as currently conducted does not, in any way conflict with, misappropriate or infringe on, any Intellectual Property right of any third party. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Target, threatened against Target (i) alleging that use or license by Target of any Intellectual Property conflicts or infringes in any way with any third party's intellectual property rights, (ii) challenging Target's ownership of or right to use any Intellectual Property owned or used by it, or (iii) challenging the validity of any of Target's Intellectual Property. To Target's Knowledge, there are no conflicts, misappropriations, infringements or other violations by any third party of any of the Intellectual Property owned by, used by or licensed by or to Target.

            (d) Each Copyright, Patent and Trademark listed in Section 3.21 of the Target Disclosure Schedules is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, and no Copyright, Patent or Trademark has lapsed, nor has there been any cancellation or abandonment by Target thereof. Target has taken all of the proper precautions to maintain the secrecy of its Intellectual Property that it considers to be Trade Secrets, and to protect its Trade Secrets from disclosure to the full extent required under applicable Law, and there have been no failures in complying with such requirements.

            (e) Neither Target nor any other person has granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of its Intellectual Property or any licenses associated with its Intellectual Property, except for indemnifications given in the Ordinary Course of Business, customary in the industry or industries in which Target conducts business.

      3.22 Taxes.

            (a) Filing of Tax Returns. Target has duly and timely filed (in accordance with any extensions duly granted by the appropriate Governmental Authority, if applicable) with the appropriate Governmental Authorities all Tax Returns required to be filed by any Governmental Authority. All such Tax Returns are complete and accurate in and properly reflect the Taxes of Target for the periods covered thereby. True and correct copies of such Tax Returns for the past five (5) taxable years have heretofore been delivered to Buyer.

            (b) Payment of Taxes. Except for such items described in Section
3.22 of the Target Disclosure Schedules, (i) Target has paid all Taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and (ii) Target is not delinquent in the payment of any Tax, assessment or other governmental charge.

            (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Target has not received any notice that any Tax deficiency or delinquency has been asserted against Target. There is no taxing authority audit of Target pending or, to Target's Knowledge, threatened, and the results of any completed audits are properly reflected in the Target Balance Sheet. Target has not violated any Tax Law.

            (d) No Extension of Limitation Period. Target has not granted an extension to any taxing authority of the limitation period during which any liability for Taxes may be assessed or collected.

            (e) Withholding Requirements Satisfied. All monies required to be withheld by Target and paid to governmental agencies for all Taxes have been collected or withheld and paid to the respective Governmental Authority.

            (f) Tax Exempt Entity. None of the assets of Target are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

            (g) Collapsible Corporation. Target has not at any time consented, and the Shareholders will not permit Target to elect, to have the provisions of
Section 341(f)(2) of the Code apply to it.

            (h) Personal Holding Company. Target is not, or has not been, a personal holding company within the meaning of Section 542 of the Code. Each Shareholder does not own his or her shares of Target Shares, directly or indirectly, beneficially or of record, through a personal holding company.

      3.23 Compliance with Laws. Target has complied in all material respects with all applicable Laws and has filed with the proper authorities all necessary statements and reports. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded by any such Licenses. Target has not received any notice from any Governmental Authority having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment, or business practices fail to comply with any applicable Law (including, without limitation, or zoning Laws), or requirement of any public or quasi-public authority or body.

      3.24 Finder's Fee. Neither Target nor the Shareholders has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby as a result of Target's or either Shareholders's acts or omissions. Target and the Shareholders each agrees to indemnify and hold harmless Buyer from any and all claims or demands of any Person claiming by, through, or under Target or the Shareholders to any such fee. This indemnification by Target and the Shareholders shall also include payment of court costs and reasonable attorney's fees.

      3.25 Litigation. Except as disclosed in Section 3.25 of the Target Disclosure Schedule, there are no pending, or, to the Knowledge of Target, threatened legal actions or administrative proceedings or investigations instituted either affecting or that could affect Target, the Target Shares, any of the assets of Target or the operations, business, condition (financial or otherwise), or results of operations of Target. Neither Target nor either of the Shareholders is (a) subject to any continuing court or administrative order, judgment, writ, injunction or decree applicable specifically to Target or to its business, assets, operations or employees or (b) in default with respect to any such order, judgment, writ, injunction or decree. Target has no Knowledge of any valid basis for any such action, proceeding or investigation. All claims made or, to Target's Knowledge, threatened against Target in excess of its deductible are covered under its Insurance Policies.

      3.26 Distributions and Repurchases. No distribution, payment or dividend of any kind has been declared or paid by Target on any of the Target Shares since the Target Balance Sheet Date. No repurchase of any Target Shares has been approved, effected or is pending, or is contemplated by the Board of Directors of Target.

      3.27 Banking Relations. Set forth in Section 3.27 of the Target Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements or other banking relationships that Target has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

      3.28 Ownership Interests of Interested Persons, Affiliations. Neither of the Shareholders nor any other officer, supervisory employee, shareholder or director of Target, or their respective spouses, children or Affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier of Target or any Person that has a material contract or arrangement with Target, except as a holder of less than 1% of the outstanding shares of any entity with securities listed on any national securities exchange or which have been registered under Section 12(g) of the Exchange Act.

      3.29 Investments in Competitors. Neither Target nor either of the Shareholders owns directly or indirectly any interests or has any investment in any Person that is in the same or a similar line of business as Target or a competitor of Target, except as a holder of less than one percent (1%) of the outstanding shares of any entity with securities listed on any national securities exchange or which have been registered under Section 12(g) of the Exchange Act.

      3.30 Environmental Matters.

            (a) Neither Target nor any of its assets are currently in violation of, or subject to any existing, pending or, to Target's Knowledge, threatened, investigation or inquiry by any Governmental Authority or to any remedial obligations under, any Environmental Laws.

            (b) Except for its fueling activity with respect to Jet A and avgas fuel, or as set forth in Section 3.30 of the Target Disclosure Schedules, all of which was conducted in full compliance of all Environmental Laws, Target has never generated, used, stored or handled any Hazardous Materials nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Target or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities. No other Person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Target, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site. Section 3.30 of the Target Disclosure Schedules sets forth a complete list of any site owned or leased by Target on which underground storage tanks are or were located (the "Underground Tanks"). Except for the Underground Tanks, Target does not presently own or lease, nor has it previously owned or leased, any site on which underground storage tanks are or were located. No Lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Target in connection with the presence of any Hazardous Materials.

            (c) Target has no material liability under nor has it ever violated any Environmental Laws, a violation of which may have a Material Adverse Effect on its business, with respect to any property owned, operated, leased, or used by Target and any facilities and operations thereon. In addition, any property owned, operated, leased, or used by Target, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws. Target has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and Target has no reason to believe that any of the above will be forthcoming.

            (d) Target has provided to Buyer copies of all material documents, records, and information available to Target concerning any environmental or health and safety matter relevant to Target, whether generated by Target, the Shareholders or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, or other authorizations issued by any environmental agency. Target has not entered into any negotiations or agreements with any Person relating to any remedial action or Hazardous Materials or Environmental Laws-related claim.

            (e) Target has obtained all permits necessary for Target's operation, and all such permits are in good standing, and Target is in compliance with all terms and conditions of such permits. All premises involved in Target's business will, as of both the Effective Date and the Closing Date pass all inspections necessary to conduct Target's business as currently conducted and as foreseeably to be conducted. All permits are in full force and effect and are not and have not been subject to any default or enforcement action by the applicable issuing authority.

      3.31 Certain Payments. Neither Target or the Shareholders nor any director, officer or employee of Target acting for or on behalf of Target, has paid or caused to be paid, directly or indirectly, in connection with the business of Target:

            (a) any bribe or other payment of money or other thing of value which would be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any regulations promulgated thereunder;

            (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable Law).

      3.32 Substantial Customers and Suppliers. Section 3.32 of the Target Disclosure Schedules lists the fifteen (15) largest customers of Target on the basis of revenues for goods sold or services provided for the most recent fiscal year. Section 3.32 of the Target Disclosure Schedules lists the fifteen (15) largest suppliers of Target on the basis of cost of goods or services purchased for the most recent fiscal year. Except as disclosed in Section 3.32 of the Target Disclosure Schedules, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Business since the Balance Sheet Date, or to the Knowledge of Target, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 3.32 of the Target Disclosure Schedules, to the Knowledge of Target, no such customer or supplier is threatened with bankruptcy or insolvency.

      3.33 Warranty Obligations. Section 3.33 of the Target Disclosure Schedules sets forth (a) copies of all written warranties, guarantees and written warranty policies given by Target, which are currently in effect or may hereinafter become effective (the "Warranty Obligations"), and the duration of each such Warranty Obligation, (b) each of the Warranty Obligations which is subject to any dispute or, to the Knowledge of Target, after due inquiry, threatened dispute and (c) the experience of Target during the past five (5) years with respect to warranties, guarantees and warranty policies in respect of the products sold or distributed or services provided by Target. Except as disclosed in Section 3.33 of the Target Disclosure Schedules, (i) there have not been any material deviations from the Warranty Obligations, and employees and agents of Target are not authorized to undertake obligations to any customer or other third parties in excess of such Warranty Obligations and (ii) the Target Balance Sheet reflect all adequate reserves for Warranty Obligations.

      3.34 Disclosure. No representation or warranty made by Target or the Shareholders in this Agreement or any Target Disclosure Schedule or Exhibit hereto and no statement or certificate or memorandum furnished or to be furnished by Target or the Shareholders pursuant hereto or in connection with the transactions covered hereby contains, or will contain, any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      3.35 Investment in Buyer Shares.

      (a) Acquire for Own Account. Each of the Shareholders will acquire the FBO Air Shares for his or her own account and not with a present view towards the public sale or distribution thereof. The Shareholders understands that the Shareholders must bear the economic risk of this investment indefinitely, unless the FBO Air Shares are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that Buyer has no present intention of registering the resale of the FBO Air Shares other than as contemplated by
Section 6.2 hereof. Notwithstanding anything in this Section 3.35(a) to the contrary, by making the representations herein, the Shareholders do not agree to hold the FBO Air Shares for any minimum or other specific term and reserve the right to dispose of the shares of the FBO Air Shares at any time in accordance with, or pursuant to, a registration statement or an exemption from the registration requirements under the Securities Act.

      (b) Accredited Investor Status. Each of the Shareholders is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

      (c) Reliance on Exemptions. The Shareholders understand that the FBO Air Shares are being offered and sold to the Shareholders in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the Shareholders compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of the Shareholders to acquire the FBO Air Shares.

      (d) Information. The Shareholders and their counsel, have been furnished all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the FBO Air Shares which have been specifically requested by the Shareholders or their counsel. The Shareholders and their counsel have been afforded the opportunity to ask questions of Buyer. Neither such inquiries nor any other investigation conducted by the Shareholders or their counsel or any of their representatives shall modify, amend or affect the Shareholders right to rely on Buyer's representations and warranties contained in Article 4 hereof. Each of the Shareholders understands that his or her investment in the FBO Air Shares involves a high degree of risk.

      (e) No Governmental Recommendation. The Shareholders understands that no Government Authority, including, without limitation, the SEC or any state securities or "blue sky" commission, has passed upon, or made any recommendation or endorsement of, the FBO Air Stock.

      (f) Transfer or Resale. The Shareholders understands that (i), except as provided in Section 6.2 hereof, the sale or resale of the FBO Air Shares has not been, and is not being, registered under the Securities Act or any state securities laws, and the FBO Air Shares may not be transferred unless (A) the resale of the shares has been registered thereunder; or (B) the Shareholders shall have delivered to Buyer an opinion of counsel to the Company or other counsel satisfactory to Buyer (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares of the FBO Air Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) the shares of the FBO Air Shares are sold under Rule 144 promulgated under the Securities Act (or a successor rule); or (D) the shares of the FBO Air Shares are sold or transferred to an Affiliate of the Shareholders who agrees to sell or otherwise transfer the shares of the FBO Air Shares only in accordance with the provisions of this Section 3.35(f) and who is an Accredited Investor; and
(ii) neither Buyer nor any other person is under any obligation to register such shares of the FBO Air Shares under the Securities Act or any state securities laws (other than pursuant to Section 6.2 hereof). Notwithstanding the foregoing or anything else contained herein to the contrary, shares of the FBO Air Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

      (g) Legends. Until such time as the shares of the FBO Air Shares have been registered under the Securities Act as contemplated by Section 6.2 or otherwise may be sold by the Shareholders pursuant to the exemption of Rule 144(k) under the Securities Act, the certificate(s) for the shares of the FBO Air Shares shall bear a restrictive legend in substantially the following form:

      The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the Company that such sale or other transfer may be effected pursuant to an exemption from the registration requirements of Section 5 of the Securities Act.

The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of any security upon which it is stamped if, unless otherwise required by state securities laws, (i) the sale of such shares of the FBO Air Shares is registered under the Securities Act as contemplated by
Section 6.2 hereof; provided, however, that in such event, there may be a legend as to the Shareholders's obligation to deliver a prospectus unless Rule 172 under the Securities Act is then applicable; (ii) such holder provides Buyer with an opinion of counsel to Buyer or other counsel acceptable to Buyer, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such shares of the FBO Air Shares may be made without registration under the Securities Act; or
(iii) such holder provides Buyer with reasonable assurances that such shares of the FBO Air Shares can be sold under Rule 144(k) under the Securities Act. The Shareholders agrees to sell all shares of the FBO Air Shares, including those represented by a certificate(s) from which the legend has been removed, pursuant to an effective registration statement, under an exemption from the registration requirements of the Securities Act or in accordance with Rule 144(k). In the event the above legend is removed from any shares of the FBO Air Shares and thereafter the effectiveness of a registration statement covering such shares of FBO Air Shares is suspended or Buyer determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to the Shareholders, Buyer may require that an appropriate legend be placed on any such security that cannot then be sold pursuant to an effective registration statement or under Rule 144(k) and the Shareholders shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Security may again be sold pursuant to an effective registration statement or under Rule 144(k).

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Shareholders that the following are true and correct as of the date hereof:

      4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly authorized to carry on the business presently conducted by it.

      4.2 Corporate Power and Authorization. The Board of Directors of Buyer, by resolution adopted by a vote of the directors at a meeting duly called and held in accordance with applicable Law, has duly approved this Agreement, all in accordance with and as required by Law and in accordance with the Articles of Incorporation and Bylaws of Buyer. The consummation of the transactions contemplated hereby requires the approval by the affirmative vote or consent of the holders of at least 50.1% of the outstanding shares of the Series A Convertible Preferred Stock, $0.001 par value (the "FBO Air Series A Preferred"), of Buyer, voting as a separate class (the "Buyer Approval"). The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer, except for the Buyer Approval, in connection with the performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies, subject, in each case, to receipt of the Buyer Approval in connection with the performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

      4.3 No Violation. Assuming Buyer receives the Buyer Approval on or prior to the Closing Date, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Buyer, (b) (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, any Contract to which Buyer is a party or to which any of its assets are subject, (c) result in the creation or imposition of any Lien upon any of the assets of Buyer or (d) violate or conflict with any Law.

      4.4 Governmental Authorities; Third Party Consents. Except for its reporting pursuant to the Exchange Act, Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby, and no approval or authorization of any Governmental Authority or self regulatory authority or any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby.

      4.5 SEC Filings. Buyer has filed with the SEC all forms, reports, registration statements and documents required to be filed by it with the SEC under the Securities Act and the Exchange Act after August 20, 2004 (collectively, all such forms, reports, registration statements and documents filed since such date are referred to in this Agreement as the "FBO Air SEC Reports"). All of the FBO Air SEC Reports were timely filed and complied as to form, when filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be. The FBO Air SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.6 FBO Air Stock Issuance. All of the shares of the FBO Air Shares to be issued to the Shareholders at the Closing have been duly authorized and, upon their issuance, will be validly issued and fully paid, nonassessable and free of any preemptive right, right of first refusal or similar rights.

      4.7 Capitalization. Buyer's authorized capital stock consists of 100,000,000 shares of FBO Air Stock and 10,000,000 shares of "blank check" preferred stock, $0.001 par value per share. As of the date hereof, there are 10,044,398 shares of FBO Air Stock outstanding. In addition, there are 14,100,003 shares of FBO Air Stock reserved for conversions of the 846 outstanding shares of FBO Air Series A Preferred (without giving effect to any additional shares to be issued as dividends), 4,913,534 shares of FBO Air Stock reserved for exercises of common stock purchase warrants and 900,000 shares of FBO Air Stock reserved for exercises of outstanding options. As of the date hereof, there are 1,000 shares of FBO Air Series A Preferred authorized, of which 846 shares are outstanding (without giving effect to any additional shares to be issued as dividends).

      4.8 Finder's Fee. Buyer has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby as a result of Buyer's acts or omissions. Buyer agrees to indemnify and hold harmless Target and the Shareholder from any and all claims or demands of any Person claiming by, through, or under Buyer to any such fee. This indemnification by Buyer shall also include payment of court costs and reasonable attorney's fees.

                                    ARTICLE 5
                      COVENANTS OF TARGET AND SHAREHOLDERS

      Target and the Shareholders, jointly and severally, agree that between the date hereof and the Closing Date or any earlier termination of this Agreement (with respect to Target's covenants, the Shareholders agrees to use his best efforts to cause Target to perform):

      5.1 Consummation of Agreement. Target and each of the Shareholders shall use its, his or her best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require Target or the Shareholders to make any expenditures or incur any liabilities that are not expressly set forth in this Agreement or otherwise contemplated herein.

      5.2 Business Operations. Target shall operate its business in the Ordinary Course of Business consistent with past practice. Each of Target and the Shareholders shall use their respective best efforts to preserve the business of Target intact. Neither Target nor the Shareholders shall take any action that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Target. Target shall use its best efforts to preserve intact its relationships with customers, suppliers, employees and others having significant business relations with it. Target shall collect its receivables, enter into customer agreements and pay its trade payables in the Ordinary Course of Business consistent with past practice. Target shall under no circumstances allow its total Liabilities to exceed the amount of set forth in the Target Balance Sheet on the Closing Date or at any time within thirty (30) days thereof.

      5.3 Due Diligence Access. Target and the Shareholders shall, at reasonable times during normal business hours and on reasonable notice, permit Buyer and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of Target, including its employees and, in cooperation with Target, Target's customers and suppliers, and permit Buyer and its authorized representatives to inspect and, at Buyer's sole cost and expense, make copies of all documents, records and information with respect to the affairs of Target as Buyer and its representatives may request, all for the purpose of permitting Buyer to conduct a customary due diligence investigation on, and otherwise become familiar with, the business and assets and liabilities of Target.

      5.4 Notification of Certain Matters. Target and each of the Shareholders shall promptly inform Buyer in writing of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to, and will use its, his or her best efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes, or will cause, any covenant or agreement of Target or the Shareholders under this Agreement to be breached or that renders, or will render, untrue any representation or warranty of Target or the Shareholders contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Target and each of the Shareholders also will notify Buyer promptly in writing of, and will use its, his or her best efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Target or the Shareholders in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 5.4 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer's right to seek indemnity under Article 10 hereof.

      5.5 Approvals of Third Parties. Target and each of the Shareholders shall use its, his or her best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of Governmental Authorities and other third parties to the consummation of the transactions contemplated hereby, including, without limitation, all necessary approvals and consents required under any personal property leases. Additionally, each of Target and the Shareholders shall diligently assist Buyer in its discussions with any Governmental Authority with respect to approving the transactions contemplated hereby.

      5.6 Employee Matters. Target shall not, without the prior written approval of Buyer:

            (a) increase the cash compensation of the Shareholders or any other employee of Target (other than in the Ordinary Course of Business, consistent with past practice and following written notice to Buyer);

            (b) adopt, amend or terminate any Target Compensation Plan;

            (c) adopt, amend or terminate any Target Employment Agreement;

            (d) adopt, amend or terminate any Employee Policies and Procedures;

            (e) adopt, amend or terminate any Target Employee Benefit Plan;

            (f) take any action that could deplete the assets of any Target Benefit Plan, other than payment of benefits in the Ordinary Course of Business to participants and beneficiaries;

            (g) fail to pay any premium or contribution due or with respect to any Target Employee Benefit Plan; (h) fail to file any return or report with respect to any Target Benefit Plan;

            (i) institute, settle or dismiss any employment litigation except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Target;

            (j) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or

            (k) take or fail to take any action with respect to any past or present employee of Target that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Target.

      5.7 Contracts. Except with Buyer's prior written consent, Target shall not assume or enter into, amend, modify or terminate (partially or completely) any Contract, License, Indebtedness, commitment, purchase or sale, except in the Ordinary Course of Business, nor will it waive any right under or cancel any material Contract, debt or claim.

      5.8 Capital Assets; Payments of Liabilities; Affiliate Transactions. Target shall not, without the prior written approval of Buyer, (a) acquire or dispose of any capital asset having a fair market value of $5,000 or more, or acquire or dispose of any capital asset outside of the Ordinary Course of Business, (b) discharge or satisfy any Lien or pay or perform any obligation or liability other than (i) liabilities and obligations reflected on the Target Balance Sheet or (ii) current liabilities and obligations incurred in the usual and Ordinary Course of Business and, in either case (i) or (ii) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred, or (c) dispose of any fixed asset. Target shall pay all liabilities identified in clauses (b)(i) and (b)(ii) above in a timely manner on or before their applicable due dates as provided in the agreement or other instrument pursuant to which the liability or obligation was incurred. Target shall not engage in any transactions with any officer, shareholder or director of Target, or any of their respective spouses, children or Affiliates, other than in the Ordinary Course of Business and on an arm's-length basis.

      5.9 Mortgages, Liens and Guaranties. Target shall not, without the prior written approval of Buyer, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any Lien to attach to any of its assets (other than statutory liens arising in the Ordinary Course of Business and other liens that do not materially detract from the value or interfere with the use of such assets), whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the Ordinary Course of Business, or make any capital contribution or investment in any Person.

      5.10 Acquisition Proposals. Target and each of the Shareholders agrees (a) that from and after the date of this Agreement, neither the Shareholders nor Target, nor any of Target's officers and directors shall, and each of the Shareholders and Target shall direct and use his, her or its best efforts to cause Target's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Target (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that each of the Shareholders and Target will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken herein; and (c) that each of the Shareholders and Target will notify Buyer immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Target or the Shareholders.

      5.11 Distributions and Repurchases. No distribution, payment or dividend of any kind will be declared or paid by Target on or in connection with Target Shares, nor will any repurchase of Target Shares be approved or effected, except as may be necessary to provide funds for the Shareholders to make payments of estimated taxes, consistent with past practices.

      5.12 Delivery of Books and Records. On the Closing Date, Target will deliver to Buyer at the locations at which Target's business is conducted all of the Books and Records and such other assets of Target as are in either of the Shareholders possession at other locations, and if at any time after the Closing a Shareholder discovers in his or her possession or under his or her control any other Books and Records or other assets of Target, he or she will forthwith deliver such Books and Records or other assets to Buyer. Buyer shall make available or cause Target to make available to the Shareholders, at reasonable times during normal business hours and on reasonable notice, and permit the Shareholders or their authorized representatives reasonable access to, and make available for inspection and copying, at the Shareholders' sole cost and expense, any and all documents, records, and information of Target as Shareholders and their representatives may reasonably request, all for the purpose of the Shareholders' responding to any governmental inquiry, audit, administrative or legal proceeding, discharging their indemnification responsibility or responding to a Claim Notice pursuant to this Agreement.

      5.13 Termination of Employees. At or prior to the Closing Date, Target shall terminate the employment of any Target employee identified by Buyer not less than three (3) days prior to the Closing Date as an employee not to be retained by Buyer after the Closing Date. Such termination shall comply in all respects with applicable Law, and shall be in accordance with the reasonable instructions of Buyer as to the method, timing and terms or conditions of such termination.

      5.14 Transfer of Excluded Assets and Assumption of Excluded Notes. On or before the Closing Date, Target shall distribute the Excluded Assets to the Shareholders without any effect on the Purchase Price. The Shareholders shall be responsible for any and all sales, income or other taxes related to the conveyance by Target of the Excluded Assets for no additional consideration.

      5.15 Nonsolicitation; Noncompetition; Nondisclosure. (a) Except in this capacity as an employee of Target or Buyer, John H. Dow will, during the term of his employment under the Dow Employment Agreement and for twelve (12) months following the termination of his employment thereunder, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through his present or future Affiliates:

            (i) employing, engaging or seeking to employ or engage any Person who within the prior twenty-four (24) months had been an employee or consultant of Target or any of its Affiliates;

            (ii) causing or attempting to cause (A) any client, customer or supplier of Target to terminate or materially reduce its business with Target or any of its Affiliates or (B) any officer, employee or consultant of Target or any of its Affiliates to resign or sever a relationship with Target or any of its Affiliates;

            (iii) disclosing (unless compelled by judicial or administrative process) or using any proprietary confidential or secret information relating to Target or Buyer or any client, customer or supplier of Target or Buyer; or

            (iv) participating or engaging in (other than through the ownership of 1% or less of any class of securities registered under the Exchange
      Act), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised the business conducted by Target on the Closing Date anywhere in the United States, which are all of the jurisdictions in which Target and Buyer participate or engage, or intends to participate or engage, in such lines of business on the Closing Date.

Anything to the contrary notwithstanding, John H. Dow shall be released from the restrictions contained in Sections 5.15(a)(ii)(A) and 5.15(a)(iv) in the event his employment under the Dow Employment Agreement is terminated (A) by Buyer without "Cause" (other than at the expiration of the "Term") or (B) by John H. Dow for "Good Reason", as the terms "Cause", "Term" and "Good Reason" are defined in the Dow Employment Agreement.

      (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.15. It is the intention of the parties that the provisions of this Section 5.15 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.15 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.15. Accordingly, if any provision of this
Section 5.15 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

      (c) The parties acknowledge and agree that any remedy at law for any breach of the provisions of this Section 5.15 would be inadequate, and each hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or any bond being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.

      5.16 Target Financial Statements. Within forty five (45) days after the Closing Date, the Shareholders shall deliver to Buyer true and complete copies of (a) Target's audited balance sheets as of the end of each of its two (2) most recent fiscal years and its audited statements of income and cash flows for each of its three most recent fiscal years and (b) Target's unaudited financial statements as of the end of, and for, the seven (7)-month periods ended July 31, 2005 and July 31, 2004 (collectively, the "Target Financial Statements"). The Shareholders, jointly and severally, covenant and agree that the Target Financial Statements will fairly and accurately present the financial condition, results of operations and cash flows of Target as of the dates and for the periods indicated and will be prepared using U.S. general accepted accounting principles ("GAAP"), applied on a consistent basis with prior periods, except for the interim unaudited financial statements that may be prepared consistent with the rules of the SEC.

      5.17 Close of Books. The Shareholders hereby agree to execute such documents and to take such other actions as may be necessary to close the books of Target for U.S. income tax purposes on the day prior to the closing of the sale of shares, including making an election under IRC Section 1362 to have the rules of 1362(e)(2) not apply.

                                    ARTICLE 6
                               COVENANTS OF BUYER

      6.1 Consummation of Agreement. Buyer agrees that between the date hereof and the Closing Buyer shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require Buyer to make any expenditures or incur any liabilities that are not expressly set forth in this Agreement or otherwise contemplated herein.

      6.2 Registration Rights.

            (a) Right to Piggyback Registration. If at any time Buyer shall determine to register (a "Registration") any shares of the FBO Air Stock under the Securities Act (other than on Form S-4 or Form S-8 or a comparable form) and the registration form to be used may be used for the registration of the shares of the FBO Air Shares, Buyer will, at its expense, (i) furnish prompt written notice thereof to the Shareholders and (ii) include among the securities which it then registers and qualifies all of the shares of the FBO Air Shares specified in a written request from either or both of the Shareholders received by Buyer within ten (10) days after the giving of such written notice, provided, however, that (A) if and to the extent that, in the opinion of Buyer's counsel, the Shareholders may sell or dispose of such shares of the FBO Air Shares without registration under the Securities Act and the applicable state securities Law, Buyer shall not be obligated to register the same, and (iii) if, in the reasonable opinion of the prospective underwriters, the inclusion in such Registration by the Shareholders of such shares of the FBO Air Shares held by the Shareholders would be detrimental to the prospective offering, Buyer may reduce the number of shares of the FBO Air Shares to be so included or defer the offering by the Shareholders of all such shares for a period not to exceed ninety (90) days.

            (b) Notice. In the case of each Registration pursuant to this
Section 6.2, Buyer will keep the Shareholders advised in writing as to the initiation of proceedings for such Registration and as to the completion thereof, and will advise either Shareholder, upon request, of the progress of such proceedings.

            (c) Costs. Buyer will pay all of the costs incident to each Registration of shares of the FBO Air Shares pursuant to this Section 6.2, except underwriting (or broker/dealer) discounts or commissions relating to the Shareholders shares of the FBO Air Shares being registered. The Shareholders shall pay all such underwriting (or broker/dealer) discounts or commissions relating to his or her resale of shares.

            (d) Procedures. At the expense of Buyer, Buyer will keep such registration, qualification and compliance effective for a period of ninety (90) days by such action as may be necessary or appropriate, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration correct and to permit the sale or distribution of the shares of the FBO Air Shares not theretofore sold or distributed, and further qualification under any applicable blue sky or other state securities law to permit such sale or distribution, all as requested by the Shareholders. In the case of each registration, qualification or compliance pursuant to this Section 6.2, the Shareholders shall furnish to Buyer such information regarding the Shareholders and the distribution of the shares of the FBO Air Shares being registered by the Shareholders as Buyer may request in writing and as shall be required in connection with any Registration pursuant to this Section 6.2. Buyer will furnish to the Shareholders such number of prospectuses, offering circulars and other documents incident to any registration, qualification or compliance referred to in this Section 6.2, at the expense of Buyer, as the Shareholders from time to time may reasonably request.

            (e) Buyer Indemnification Obligation. Buyer will indemnify the Shareholders and each underwriter of the shares of the FBO Air Stock being registered against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of, or based on, any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Buyer of any rule or regulation promulgated under the Securities Act applicable to Buyer and relating to action or inaction required of Buyer in connection with any such registration, qualification or compliance, and will reimburse the Shareholders and each such underwriter for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided, however, that Buyer will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of, or is based on, any untrue statement or omission based upon written information furnished to Buyer by an instrument duly executed by the Shareholders or underwriter and stated to be specifically for use therein.

            (f) Conditions. As a condition of any such Registration the Shareholders will agree (i) if Buyer so requests, to sell all of such shares of the FBO Air Shares being registered through an underwriter or underwriters designated by Buyer, (ii) if Buyer so requests, to delay the sale of the shares of FBO Air Shares being registered for a period of up to ninety (90) days after the effective date of such registration, qualification or compliance, and (iii) to severally indemnify Buyer, its directors and officers, each person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, and each underwriter of the shares of the FBO Air Stock being registered against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the prospectus, offering circular or any other document incident to such registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, or any violation by the Shareholders of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to the Shareholders and relating to action or inaction required of the Shareholders in connection with any such registration, qualification or compliance, based on any untrue statement or omission based upon written information furnished to Buyer or any such underwriter by an instrument duly executed by the Shareholders and stated to be specifically for use therein, and will reimburse Buyer, each such director and officer, each person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each underwriter for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, based on any untrue statement or omission based upon written information furnished to Buyer or any such underwriter by an instrument duly executed by the Shareholders and stated to be specifically for use therein.

                                    ARTICLE 7
                          CONDITIONS PRECEDENT OF BUYER

      Except as may be waived in writing by Buyer, the obligations of Buyer hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

      7.1 Representations and Warranties. The representations and warranties of Target and the Shareholders contained herein (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

      7.2 Covenants and Conditions. Target and the Shareholders shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by Target or the Shareholders prior to the Closing Date.

      7.3 Target Shares. Buyer shall at the Closing have received the Target Shares pursuant to Section 2.1 hereof.

      7.4 Lease Agreement. The Shareholders, as Lessor, and Target, as Lessee, shall have duly executed and delivered the Lease Agreement.

      7.5 Dow Employment Agreement. John H. Dow has duly executed and delivered to Buyer at the Closing the Dow Employment Agreement.

      7.6 Legal Opinion. Counsel to Target and the Shareholders shall have delivered to Buyer its opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect set forth in Exhibit C hereto.

      7.7 Litigation. There shall not be in effect on the Closing Date any judgment, decree or order of any Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or order by any Governmental Authority shall have been threatened orally or in writing, asserted, or instituted to restrain or prohibit the carrying out of the transactions contemplated hereby.

      7.8 No Material Adverse Change. There shall not have occurred prior to the Closing any change, event, development or occurrence which, individually or together with other such changes, events, developments or occurrences, has had or could reasonably expected to have a Material Adverse Effect on Target, whether or not caused by any deliberate act or omission of Target or the Shareholders.

      7.9 Completion of Due Diligence. Buyer shall have had the opportunity to conduct, and shall have completed, a customary due diligence review of all Books and Records, properties, and personnel of Target and any other information provided pursuant to Section 5.3, and shall have determined that there exist no facts or circumstances as of the Closing Date which could reasonably be expected to have or result in a Material Adverse Effect on Target.

      7.10 Government Approvals and Required Consents. Target and the Shareholders shall have obtained all necessary governmental and other third party approvals and consents with respect to approving the transactions contemplated hereby and such approvals and consents shall be in form and substance reasonably satisfactory to Buyer. Buyer shall have obtained the Buyer Approval and such Buyer Approval shall be in form and substance reasonably satisfactory to Buyer.

      7.11 Closing Deliveries. Buyer shall have received each of the Ancillary Agreements other than those provided in Sections 7.4 and 7.5 hereof, duly executed and delivered by each party thereto (other than Buyer).

      7.12 Key Relationships. Any Contracts or other understandings with those suppliers, vendors and customers identified by Buyer in writing not less than ten (10) days prior to the Closing Date as material to Buyer's intended conduct of Target's business after the Closing Date shall remain in full force and effect as of the Closing Date, and Buyer shall be reasonably satisfied that prospects for the continued performance after the Closing Date by such suppliers, vendors and customers in connection with their respective relationship with Target shall not be materially disrupted when viewed as a whole.

      7.13 Shareholders' Certificate. A certificate of the Shareholders, dated as of the Closing Date, certifying (a) satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereto and (b) true and correct copies of (i) the Articles of Incorporation of Target as amended to date, certified by the New York Secretary of State, (ii) a Certificates of Good Standing of Target from the New York Secretary of State and the Secretary of State of each jurisdiction in which Target is qualified evidencing the good standing of Target in such jurisdiction, (iii) the text of the resolutions adopted by the board of directors of Target authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and (iv) the Bylaws of Target.

      7.14 Proceedings. All proceedings to be taken on the part of the Shareholders and Target in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Buyer shall have received copies of all such documents and other evidences as Buyer may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      7.15 Resignations. The resignations of the directors and officers of Target as requested by Buyer.

      7.16 Professional Invoices. Written definitive invoices from any and all third parties providing any professional services, including legal, accounting or advisory services, for any and all fees incurred by Target in connection with the transactions contemplated hereby.

      7.17 Form 1099. A Form 1099 issued by Target to the Shareholders for the value of the Excluded Assets, as determined by an independent appraisal.

                                    ARTICLE 8
                 CONDITIONS PRECEDENT OF TARGET AND SHAREHOLDER

      Except as may be waived in writing by the Shareholders, the obligations of Target and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

      8.1 Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date except for changes contemplated by this Agreement.

      8.2 Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

      8.3 Purchase Price. The Shareholders shall at the Closing have received the Cash Consideration and the FBO Air Shares pursuant to Section 2.2 hereof.

      8.4 Buyer Approval. Buyer shall have obtained the Buyer Approval and such Buyer Approval shall be in form and substance reasonably satisfactory to the Shareholders.

      8.5 Dow Employment Agreement. Buyer has duly executed and delivered to John H. Dow at the Closing the Dow Employment Agreement.

      8.6 Litigation. There shall not be in effect on the Closing Date any judgment, decree or order of any Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or order by any Governmental Authority shall have been threatened orally or in writing, asserted, or instituted to restrain or prohibit the carrying out of the transactions contemplated hereby.

      8.7 Buyer's Certificate. A certificate of Buyer, dated as of the Closing Date, certifying true and correct copies of (a) the Buyer Approval and (b) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement.

      8.8 Proceedings. All proceedings to be taken on the part of Buyer in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Shareholders and the Shareholders' counsel and the Shareholders shall have received copies of all such documents and other evidences as the Shareholders may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      8.8 Closing Deliveries. The Shareholders shall have received each of the Ancillary Agreements other than the Lease Agreement and the Dow Employment Agreement, duly executed and delivered by each party thereto (other than the Shareholders and Target).

                                    ARTICLE 9
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

      9.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Buyer (whether or not exercised) to investigate the affairs of any of Target or the Shareholders or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or any Ancillary Agreement or any waiver of any provision hereof, Buyer, on the one hand, and Target and Shareholders, on the other, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement and the Ancillary Agreements. The representations, warranties, covenants and agreements of Target the Shareholders and Buyer contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 3.1 (Organization and Good Standing; Qualification), 3.2 (Capitalization), 3.3 (Transactions in Capital Stock), 3.6 (Authorization and Validity) and 3.34 (Disclosure) (as it relates to such Sections) and Sections 4.1 (Organization and Good Standing) and 4.2 (Corporate Power and Authorization), (b) until the third anniversary of the Closing Date with respect to all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing and (c) until sixty (60) calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations and warranties contained in Sections 3.13 (Employee Matters), 3.14 (Employee Benefit Plans),
3.21 (Taxes), 3.29 (Environmental Matters) and 3.34 (Disclosure) (as it relates to such Sections) and each other covenant or agreement contained in this Agreement, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b) or (c) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article 10 hereof on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 10 hereof but only with respect to matters described in the Claim Notice or Indemnity Notice.

                                   ARTICLE 10
                                 INDEMNIFICATION

      10.1 Indemnification by the Shareholders.

      (a) The Shareholders shall, jointly and severally, indemnify Target, Buyer and their respective shareholders, partners, members, officers, directors, employees, agents and Affiliates (in each case, other than the Shareholders) (the "Buyer Indemnified Parties"), in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, whether or not involving a Third Party Claim, resulting from, arising out of, or relating to, (i) any misrepresentation or breach of any representation or warranty, or nonfulfillment of, or failure to perform, any covenant or agreement, on the part of Target or the Shareholders contained in this Agreement or any of the other agreements executed in connection herewith (including, without limitation, any certificate delivered in connection herewith or therewith), (ii) any Excluded Assets, (iii) any violations of Environmental Laws or other liability with respect to Underground Tanks, and (iv) any products shipped or manufactured by, or services provided by, Target prior to the Closing Date; provided, however, that, if and to the extent that any indemnification under this Section 10.1(a) is unenforceable, the Shareholders shall make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable Laws.

      (b) No amounts of indemnity shall be payable as a result of a claim under
Section 10.1(a)(i) hereof in respect of a breach of a representation or warranty in Article III (other than a claim based upon fraud or willful or criminal misconduct or pursuant to Sections 3.1 (Organization and Good Standing; Qualification), 3.2 (Capitalization), 3.3 (Transactions in Capital Stock), 3.6 (Authorization and Validity), 3.7 (No Violation), 3.13 (Employee Matters), 3.14 (Employee Benefit Plans), 3.21 (Taxes), 3.28 (Ownership Interests of Interested Persons; Affiliations) and 3.33 (Disclosure) (as it relates to such Sections)), unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses with respect thereto in excess of $5,000 in the aggregate, in which case the Buyer Indemnified Parties shall be entitled to seek indemnity for the entire amount of such Losses; provided, however, that the aggregate indemnification obligation of the Shareholders for Losses in respect of such breaches of representations and warranties under Article III (other than claims based upon fraud or willful or criminal misconduct or pursuant to Sections 3.1 (Organization and Good Standing; Qualification), 3.2 (Capitalization), 3.3 (Transactions in Capital Stock), 3.6 (Authorization and Validity), 3.7 (No Violation), 3.13 (Employee Matters), 3.14 (Employee Benefit Plans), 3.21 (Taxes), 3.28 (Ownership Interests of Interested Persons; Affiliations) and 3.33 (Disclosure) (as it relates to such Sections)) shall be limited to Two Million One Hundred Thousand Dollars ($2,100,000).

      10.2 Indemnification by Buyer.

      (a) Buyer shall indemnify the Shareholders and their heirs (the "Shareholders Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, whether or not involving a Third Party Claim, resulting from, arising out of, or relating to, (i) any misrepresentation or breach of any representation or warranty, or non-fulfillment of, or failure to perform, any covenant or agreement, on the part of Buyer contained in this Agreement or any of the other agreements executed in connection herewith (including, without limitation, any certificate delivered in connection herewith or therewith), and (ii) any products shipped or manufactured by, or services provided by, Buyer after the Closing Date; provided, however, that if and to the extent that any indemnification under this
Section 10.2(a) is unenforceable, Buyer shall make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable Laws.

      (b) No amounts of indemnity shall be payable as a result of a claim under
Section 10.2(a)(i) hereof in respect of a breach of a representation or warranty in Article IV (other than a claim based upon fraud or willful or criminal misconduct or pursuant to Sections 4.1 (Organization and Good Standing) and 4.2 (Corporate Power and Authorization)), unless and until the Shareholders Indemnified Parties have suffered, incurred, sustained or become subject to Losses with respect thereto in excess of $5,000 in the aggregate, in which case the Shareholders Indemnified Parties shall be entitled to seek indemnity for the entire amount of such Losses; provided, however, that the aggregate indemnification obligation of Buyer for Losses in respect of such breaches of representations and warranties under Article IV (other than claims based upon fraud or willful or criminal misconduct or pursuant to Sections 4.1 (Organization and Good Standing) and 4.2 (Corporate Power and Authorization) (as it relates to such Sections)) shall be limited to Two Million One Hundred Thousand Dollars ($2,100,000).

      10.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Sections 10.1 or 10.2 will be asserted and resolved as follows:

      (a) In the case of a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within thirty (30) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

      (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at his, her or its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the Indemnified Party within five (5) Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ his, her or its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (A) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (B) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

      (c) In the event any Indemnified Party should have a claim under Sections
10.1 or 10.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Sections 10.1 or
10.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

      10.4 No Target Post-Closing Liability. Notwithstanding anything contained in this Agreement or any other agreement to the contrary, from and after the Closing Date, neither the Shareholders nor any of his Affiliates shall be entitled to any damages, indemnification, right of contribution or other right of recovery from Target in connection with any matter or thing whatsoever, including, without limitation, in connection with any claim made by or which could be made against the Shareholders or with respect to which Target could be liable for under this Agreement or otherwise, all of which are irrevocably waived and released by the Shareholders. In furtherance and not in limitation of the foregoing, the Shareholders, on behalf of himself, its successors and assigns, as of the Closing, hereby releases and forever discharges Target for and from any suits, actions, proceedings, claims, Losses, Contracts, Liabilities or Indebtedness which the Shareholders ever had, now has, or hereafter can, shall or may have against Target for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through the Closing Date.

      10.5 Tax Treatment. Any payment made pursuant to this Article 10 shall be treated by the parties hereto as an adjustment to the Purchase Price for federal income tax and other applicable Tax purposes.

      10.5 Remedies Not Exclusive. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                   ARTICLE 11
                                   TAX MATTERS

      The following provisions shall govern the allocation of responsibility as between Buyer and the Shareholders for certain Tax matters following the Closing
Date:

      11.1 Tax Indemnification. The Shareholders shall, jointly and severally, indemnify Buyer and its Affiliates and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law, and (iii) any and all Taxes imposed on Target as a transferee or successor or by contract, by reason of an event or transaction involving Target occurring on or before the Closing Date. Buyer shall indemnify the Shareholders and hold them without duplication, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of Target for all taxable periods ending after the Closing Date and the portion after the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Post-Closing Tax Period"). Buyer shall also indemnify the Shareholders from and against any loss, claim, liability expense, or other damage attributable to all Taxes (or the nonpayment thereof) resulting from any transaction involving Target taking place after the Closing Date that is outside the Ordinary Course of Business. The contest mechanism described in
Section 10.3 hereof shall also be applicable to contests for Taxes under this
Section 11.1. The Shareholders shall reimburse Buyer for any Taxes of Target which are the responsibility of the Shareholders pursuant to this Section 11.1 within ten (10) Business Days after payment of such Taxes by Buyer or Target. Buyer shall reimburse Shareholder for any Taxes of Target which are the responsibility of Buyer pursuant to this Section 11.1 within ten (10) Business Days after payment of such Taxes by the Shareholders.

      11.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on, or measured by, income or receipts of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. No later than ten (10) Business Days prior to the due date of any Tax Return with respect to a Straddle Period, the Shareholders shall proportionately pay to Target the amount of Taxes shown due which are attributable to the pre-Closing portion of the Straddle Period. Any Taxes for any Straddle Period that are attributable to the Post-Closing Tax Period shall be reimbursed by Buyer to the Shareholders within ten (10) Business Days of the Closing Date to the extent that Target has previously made payments in respect of such Taxes.

      11.3 Tax Returns Filed after the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target due after the Closing Date, including those relating to periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. The Tax Returns for periods which end on or before the Closing Date or which include the Closing Date shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable Law. In respect of Tax Returns of Target for periods ending on or before the Closing Date or for Straddle Periods, Buyer shall provide the Shareholders with such Tax Returns no later than twenty (20) days prior to the due date therefore, for the Shareholders's review, comment, and approval, such approval not to be unreasonably withheld. The Shareholders shall pay and discharge all Taxes shown to be due by Target on Tax Returns filed for periods ending on or before the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Shareholders shall not file, or permit Target to file, any amended Tax Return relating to Target (or otherwise change such Tax Returns or make an election) with respect to taxable periods ending on or prior to the Closing Date without a written consent of Buyer if such amendment adversely affects Buyer or Target, unless required to do so by Law. Notwithstanding anything to the contrary in this Agreement, Buyer shall not file, or permit Target to file, any amended Tax Return related to Target (or otherwise change such Tax returns or make an election) with respect to taxable periods ending on or prior to the Closing Date, without a written consent of the Shareholders, unless required to do so by Law.

      11.4 Cooperation on Tax Matters. Buyer, Target and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

      11.5 Tax Sharing Agreements. Any Tax allocation or sharing agreement between Target, on one hand, and the Shareholders and any of their Affiliates, on the other hand, shall be terminated as of the day before the Closing Date and, from the Closing Date, Target shall not be bound thereby or have any liability thereunder.

      11.6 Certain Taxes. The Shareholders shall pay all transfer Taxes arising out of, or in connection with, the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer and its Affiliates following the Closing with respect to such transfer Taxes. The Shareholders shall file all necessary documentation and Tax Returns with respect to such transfer Taxes. Without limiting the foregoing, at least ten (10) days prior to Closing, the Shareholders and Buyer shall reasonably allocate the purchase price with respect to the real property assets to the extent required to complete any transfer Tax Return and to compute the amount of any transfer Taxes.

      11.7 Disputes. In the event that a dispute arises between the Shareholders and Buyer as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to Target, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm with expertise in tax matters mutually chosen by Buyer and the Shareholders for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by the Shareholders and the Buyer.

      11.8 Character of Payments. To the extent permitted by applicable Law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

                                   ARTICLE 12
                                   TERMINATION

      12.1 Termination. This Agreement may be terminated:

            (a) at any time prior to the Closing Date by mutual agreement of all parties;

            (b) at any time prior to the Closing Date by Buyer if any representation or warranty of Target or the Shareholders contained in this Agreement or in any certificate or other document executed and delivered by Target or the Shareholders pursuant to this Agreement is or becomes untrue or breached in any material respect or if Target or the Shareholders fail to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within five (5) Business Days after receipt of written notice thereof;

            (c) at any time prior to the Closing Date by Target if any representation or warranty of Buyer contained in this Agreement or in any certificate or other document executed and delivered by Buyer pursuant to this Agreement is or becomes untrue in any material respect or if Buyer fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within five (5) Business Days after receipt of written notice thereof; or

            (d) by Buyer or Target if the Closing has not occurred by September 30, 2005 upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

      12.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Target, the Shareholders or Buyer (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 14.15 hereof and confidentiality in Article 13 hereof will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, in the event this Agreement is terminated pursuant to Sections 12.1(b), 12.1(c) or 12.1(d), Target and the Shareholders will remain liable to Buyer for any breach of this Agreement by Target or the Shareholders existing at the time of such termination, and Buyer will remain liable to the Shareholders for any breach of this Agreement by Buyer existing at the time of such termination, and the Shareholders or Buyer may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                                   ARTICLE 13
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      13.1 Nondisclosure. The Shareholders, Target and Buyer recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information (in such capacity, the "Receiving Party") of one or more other parties (in such capacity, the "Disclosing Party") that is valuable, special and unique assets of the Disclosing Party or its business. Each Receiving Party agrees that he, she or it will keep all Confidential Information he, she or it receives from a Disclosing Party confidential and will not permit any of his, her or its directors, officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors (collectively, "Advisors") to, without in each case the prior written consent of the Disclosing Party, disclose the Confidential Information in any manner whatsoever, in whole or in part. Each Receiving Party further agrees that all Confidential Information which he, she or it receives from any Disclosing Party will not be used by the Receiving Party or his, her or its Advisors directly or indirectly for any purpose other than evaluating the transactions contemplated by this Agreement and agrees to transmit the Confidential Information only to those Advisors who need to know the Confidential Information for the purpose of evaluating such transactions, who are informed by the Receiving Party of the confidential nature of the Confidential Information and who are provided with a copy of, and agree to be bound by, the provisions of this Article 13. The Receiving Party shall be responsible for any breach of the provisions of this
Article 13 by any of his, her or its Advisors, and will indemnify and hold harmless the Disclosing Party for any losses, damages, charges, fees or expenses, including reasonable attorney's fees, arising out of or resulting from such breach. This provision shall survive the Closing and following the Closing the Shareholders shall be considered a Receiving Party with respect to both Target and Buyer Confidential Information. Notwithstanding anything in this
Section 13.1 to the contrary, following the Closing the restrictions set forth in this Section 13.1 will not apply to Buyer's or Targets' use of documents and information concerning Target's business.

      13.2 Control of Confidential Information. Each Receiving Party shall keep a record of each location of any written Confidential Information. Upon any termination of this Agreement, all written Confidential Information and any copies thereof will be returned by the Receiving Party to the Disclosing Party or, at the option of the Disclosing Party, destroyed immediately at the Disclosing Party's request.

      13.3 Limitations. The provisions of this Article 13 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the Receiving Party or any of his, her or its Advisors; (ii) become available to the Receiving Party on a nonconfidential basis from a source (other than the Disclosing Party or one of his, her or its Advisors) which has represented to the Receiving Party that such source is entitled to disclose it; or (iii) were known to the Receiving Party on a nonconfidential basis prior to its disclosure to the Receiving Party by the Disclosing Party or one of his, her or its Advisors; or (iv) is independently developed by the Receiving Party without misappropriating Confidential Information of the Disclosing Party.

      13.4 Legal Obligations. In the event that a Receiving Party or anyone to whom a Receiving Party transmits the Confidential Information is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, or if a Receiving Party determines in his, her or its good faith judgment that disclosure of Confidential Information is required by federal securities laws or the rules of any self regulatory authority to which the Receiving Party is subject, the Receiving Party will provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 13, and the Receiving Party will cooperate with the Disclosing Party in any effort the Disclosing Party undertakes to obtain a protective order or other remedy. In the event that such a protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Article 13, the Receiving Party will furnish only that portion of the Confidential Information which is legally required and will exercise his, her or its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

      13.5 Remedies. Each Receiving Party agrees that a Disclosing Party shall be entitled to equitable relief, including temporary restraining orders, injunctions and specific performance, in the event of any breach of the provisions of this Article 13. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 13 by a Receiving Party.

      13.6 Tax Aspects. Notwithstanding anything to the contrary in this Article 13, the parties to this Agreement (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure provided for herein, provided, however, that no party (nor any employee, representative, or other agent thereof) shall disclose any information to the extent that such disclosure could result in a violation of any federal or state securities Law.

                                   ARTICLE 14
                                  MISCELLANEOUS

      14.1 Entire Agreement; Governing Law.

            (a) The provisions of this Agreement contain the entire agreement between the parties relating to the subject matter hereof. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by the parties.

            (b) This Agreement will be governed by and interpreted under the laws of the State of New York, without regard to any choice of law principles.

            (c) All parties irrevocably submit to the jurisdiction of the state and federal courts located in New York City, New York for any action or proceeding regarding this Agreement, and all parties waive any right to object to the jurisdiction or venue of the courts in New York City, New York.

      14.2 Binding Nature. This Agreement shall be binding on the heirs, successors, subsidiaries and permitted assigns of the parties hereto.

      14.3 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Buyer to a wholly-owned subsidiary of Buyer; provided that any such assignment shall not relieve Buyer of its obligations hereunder.

      14.4 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

      14.5 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

      14.6 Notices and Reports. All notices and reports required or permitted pursuant to this Agreement shall be in writing and delivered by (i) Federal Express or United Parcel Service ("Express Carrier"), each postage pre-paid and sent via overnight delivery (or if overnight delivery is not available, then the soonest delivery offered by such carrier); or (ii) confirmed fax message followed by delivery by Express Carrier of a copy of the notice. All such notices shall be addressed to Buyer or the Shareholders at their addresses and fax numbers as listed herein or to such other address as either party may from time to time advise in writing in accordance with this Section 14.6.

If to Target or the Shareholders:

John H. Dow
98 Willowbrook Drive
Auburn, New York  13021
Tel. (607) 739-7148
Fax Number: (607) 796-5573

And:

AIRBORNE, INC.
Elmira Corning Regional Airport
236 Sing Sing Road
Horseheads, New York 14845
Tel. (607) 739-7148
Fax Number: (607) 796-5573

With a copy to:

Richard D. Keyser, Esq.
KEYSER, MALONEY & WINNER LLP
150 Lake Street
Elmira, New York 14901
Tel. (607) 734-0990
Fax Number: (607) 378-6204

If to Buyer

Ronald J. Ricciardi, President
FBO Air, Inc
101 Hangar Road
Avoca, Pennsylvania 18641
Tel. (570) 414-1400
Fax (570) 414-1420

With a copy to:

Robert W. Berend, Esq.
Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022
Tel. (212) 909-9602
Fax (212) 909-9455

All notices required or permitted under this Agreement which are addressed as provided in this section, if delivered by facsimile, shall be effective upon transmission provided a confirmation copy is sent by Express Carrier and upon confirmed delivery if sent by Express Carrier.

      14.7 Waiver. The waiver by either party or the failure by either party to claim a breach or default of any provision of this Agreement shall not constitute a waiver of any subsequent breach or default. Nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

      14.8 Unenforceable Provision. If any provision of this Agreement violates or is unenforceable under any applicable law of any jurisdiction in which activities hereunder are performed, that provision shall be deemed void and the remaining provisions shall remain in full force and effect. In lieu of such void provision, there shall automatically be added a substitute valid provision as near to the intent and purpose of the void provision as is possible.

      14.9 Attorneys' Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, in addition to other relief to which it is entitled.

      14.10 Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

      14.11 Interpretation. The language in this Agreement shall in all cases be construed as a whole and in accordance with its fair meaning. This Agreement shall not be construed for or against either party as a result of the initial preparation or drafting by a party of any provision hereof.

      14.12 Headings; Exhibits. The headings of the sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. All Exhibits and Schedules to this Agreement are hereby incorporated herein. All capitalized defined terms used in the Exhibits or the Schedules but not defined in the Exhibits or the Schedules shall have the meanings defined in this Agreement.

      14.13 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, that either party drafted this Agreement.

      14.14 Further Assurances. All parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

      14.15 Costs, Expenses and Legal Fees. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement, the Ancilliary Agreements and the transactions contemplated hereby and thereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                           FBO AIR, INC.


                           By: /s/ Ronald J. Ricciardi
                               --------------------------------------------
                               Name: Ronald J. Ricciardi
                               Title: President and Chief Executive Officer


                           AIRBORNE, INC.


                           By: /s/ John H. Dow
                               --------------------------------------------
                               Name: John H. Dow
                               Title: President


                           /s/ John H. Dow
                           ------------------------------------------------
                           JOHN H. DOW


                           /s/ Daphne Dow
                           ------------------------------------------------
                           DAPHNE DOW